Exhibit 99.1

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS, INC.
ANNOUNCES OFFERING OF CONVERTIBLE SENIOR NOTES

San Diego, CA —June 4, 2007 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) announced today that it intends to offer $400 million of convertible senior notes for sale in a private placement.  The offering will be made pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”).  The convertible senior notes will be convertible into shares of Amylin common stock, subject to Amylin’s right to irrevocably elect to settle conversions in cash up to the principal amount and shares for any conversion value in excess thereof.  It is expected that the convertible senior notes will be due in 2014. Amylin intends to grant the initial purchasers of the notes an option to purchase up to an additional $50 million aggregate principal amount of notes.

Amylin intends to use the net proceeds of this offering to continue to commercialize its approved products, fund the development of its late stage product candidates and other pipeline candidates, establish additional manufacturing sources, including its Ohio manufacturing facility, fund research and development activities, fund other operating expenses and potential acquisitions of or investments in complementary technologies or businesses and for other general corporate purposes.

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.  The offering is being made within the United States only to qualified institutional buyers.  The convertible senior notes being offered and the common stock issuable upon conversion of the convertible senior notes have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and may involve a number of risks and uncertainties.  For example, Amylin may not be successful in issuing the convertible senior notes due to market conditions or otherwise.

###

CONTACT:
Mark Foletta
Senior Vice President, Finance and Chief Financial Officer
Amylin Pharmaceuticals, Inc.
+1-858-552-2200
www.amylin.com